Exhibit 2.1





                              SHARE SALE AGREEMENT


                                     Between


                 SEAGULL ENERGY CANADA HOLDING COMPANY as Vendor


                                       and


                        745910 ALBERTA LTD. as Purchaser


                                       and

                           SEAGULL ENERGY CORPORATION

                                       and

                            RIO ALTO EXPLORATION LTD.




                           in respect of the shares of

                           SEAGULL ENERGY CANADA LTD.


                               September 11, 1997

                                TABLE OF CONTENTS
                                    ARTICLE 1
                                 INTERPRETATION



         1.1      Definitions                                                                             6
         1.2      Headings, meaning of "hereof", and Article and Schedule References                      15
         1.3      Single and Plural and Gender                                                            15
         1.4      Currency                                                                                15
         1.5      Knowledge                                                                               15
         1.6      Schedules                                                                               15
         1.7      Conflicts                                                                               16
         1.8      Statute References                                                                      16

                                                                           ARTICLE 2
                                                                       PURCHASE AND SALE

         2.1      Purchase and Sale Purchase Price                                                        16
         2.2      Purchase Price                                                                          16
         2.3      Deposit                                                                                 17
         2.4      Payment at Closing                                                                      18

                                                                           ARTICLE 3
                                                           REPRESENTATIONS, WARRANTIES AND COVENANTS

         3.1      Regarding the Vendor and Seagull Corporation                                            18
         3.2      Regarding the Corporation                                                               19
         3.3      Regarding the Assets                                                                    21
         3.4      Negation                                                                                23
         3.5      Purchaser's Representations, Warranties and Covenants                                   23

                                                                           ARTICLE 4
                                                                 TAX INDEMNITIES AND COVENANTS

         4.1      Tax Indemnities                                                                         24
         4.2      Withholding Tax                                                                         26
         4.3      Prior Period Tax Returns                                                                27

                                                                           ARTICLE 5
                                                                         INTERIM PERIOD

         5.1      Operations Generally                                                                    27
         5.2      Negative Covenants of the Corporation                                                   28
         5.3      Insurance                                                                               28
         5.4      Due Diligence                                                                           29
         5.5      Bank Debt                                                                               29
         5.6      Required Approvals                                                                      29
         5.7      CNQ Offer                                                                               29
         5.8      Discharges                                                                              29

                                TABLE OF CONTENTS
                                    ARTICLE 6
                                   CONDITIONS


         6.1      Conditions for the Benefit of the Purchaser                                             29
         6.2      Conditions for the Benefit of the Vendor                                                31
         6.3      Efforts to Satisfy Conditions                                                           32
         6.4      Competition Act Approval                                                                32


                                                                           ARTICLE 7
                                                                            CLOSING

         7.1      Closing                                                                                 32
         7.2      Deliveries by the Vendor at Closing                                                     32
         7.3      Deliveries by the Purchaser at Closing                                                  33

                                                                           ARTICLE 8
                                                                    ENVIRONMENTAL INDEMNITY

         8.1      Indemnity                                                                               33

                                                                           ARTICLE 9
                                                                      GENERAL INDEMNITIES

         9.1      Vendor's Indemnity                                                                      33
         9.2      Purchaser's Indemnity                                                                   34
         9.3      Limitations on Vendor's Indemnity                                                       34
         9.4      Limitations on Purchaser's Indemnity                                                    34

                                                                          ARTICLE 10
                                                                           EMPLOYEES

         10.1     Offers of Employment                                                                    35
         10.2     Severance Obligations                                                                   35
         10.3     Retention Bonuses                                                                       35
         10.4     Recognition of Service                                                                  36

                                                                          ARTICLE 11
                                                                         ARBITRATION

         11.1     Arbitration                                                                             36

                                                                          ARTICLE 12
                                                                          GUARANTEES

         12.1     Seagull Corporation Guarantee                                                           37
         12.2     Rio Alto Guarantee                                                                      37



                                                                          ARTICLE 13
                                                                           SURVIVAL

         13.1     Survival                                                                                37
                                                                          ARTICLE 14
                                                                           GENERAL

         14.1     Further Assurances                                                                      37
         14.2     Time of the Essence                                                                     38
         14.3     Corporation                                                                             38


         14.4     Expenses                                                                                38
         14.5     Public Announcements                                                                    38
         14.6     Benefit of the Agreement                                                                38
         14.7     Entire Agreement                                                                        38
         14.8     Amendments and Waiver                                                                   38
         14.9     Assignment                                                                              39
         14.10    Notices                                                                                 39
         14.11    Change of Corporation's Name                                                            39
         14.12    Governing Law                                                                           40
         14.13    No Duplication of Adjustments                                                           40
         14.14    Attornment                                                                              40
         14.15    Counterpart Execution                                                                   40


                              SHARE SALE AGREEMENT


         THIS AGREEMENT made this 11th day of September, 1997;


B E T W E E N:


         SEAGULL ENERGY CANADA HOLDING COMPANY, a body corporate incorporated under the laws of the State of Wyoming (hereinafter referred to as the "Vendor")

         OF THE FIRST PART

                                     - and -

         745910 ALBERTA LTD., a body corporate incorporated under the laws of the Province of Alberta (hereinafter referred to as the "Purchaser")

         OF THE SECOND PART

                                     - and -

         SEAGULL ENERGY CORPORATION, a body corporate incorporated under the laws of the State of Texas (hereinafter referred to as "Seagull Corporation")

         OF THE THIRD PART
                                     - and -

         RIO ALTO EXPLORATION LTD., a body corporate incorporated under the laws of the laws of the Province of Alberta (hereinafter referred to as "Rio Alto")

         OF THE FOURTH PART

         WHEREAS the Vendor is the registered and beneficial owner of the Shares;

         AND WHEREAS the Purchaser is a wholly owned subsidiary of Rio Alto and Rio Alto has agreed to guarantee the obligations of the Vendor hereunder; AND WHEREAS the Vendor desires to sell the Shares to the Purchaser and the Purchaser desires to purchase the Shares upon and subject to the terms and conditions hereinafter set forth;

         AND WHEREAS the Vendor is a wholly owned subsidiary of Seagull Corporation and Seagull Corporation has agreed to guarantee the obligations of the Vendor hereunder;


         NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the covenants and agreements herein contained the parties hereto agree as follows:


                                    ARTICLE 1
                                 INTERPRETATION

1.1      Definitions

         In this Agreement, unless otherwise stated or the context otherwise requires:

         (a) "Affiliate" has the same meaning as in the Business Corporations Act (Alberta);

         (b) "Agreement" means this share sale agreement and all amendments that may be made hereto by written agreement between the Vendor and the
                  Purchaser;

         (c) "Applicable Law" means, in relation to any Person, property or circumstance:

               (i) common law, equity and statutes (including regulations enacted thereunder);

               (ii) judgments and orders of courts of competent jurisdiction;

               (iii) regulations and orders issued by governmental agencies and authorities; and

         (iv) the terms and conditions of permits, licenses, authorizations or approvals issued by governmental agencies or authorities;

         which are applicable to such Person, property or circumstance;

         (d)  "Assets"   mean  any  and  all  assets,   properties   and  rights
beneficially owned by the Corporation, whether vested or contingent, including the Oil and Gas Assets and working capital;

         (e) "Bank Debt" means all indebtedness of the Corporation pursuant to the Existing Credit Facilities;

         (f) "Bank Debt Adjustment" means:

               (i) the outstanding amount of the Bank Debt at the Effective Date; plus

               (ii) the amount booked by the Corporation in accordance with GAAP as interest in respect of the Bank Debt for the period between the Effective Date and the Closing Date; minus

               (iii) the amount advanced by the Vendor to the Corporation to repay the Bank Debt pursuant to Section 5.5;

         (g)  "Base Price" has the meaning indicated in paragraph 2.2(a)(i);

         (h) "Business Day" means a day other than a Saturday, Sunday or statutory holiday in Calgary, Alberta or Houston, Texas;

         (i) "Canadian Tax Act" means the Income Tax Act R.S.C. 1985, c. 1 (5th Supplement) as amended;

         (j) "Claim" means any claim, demand, lawsuit, proceeding, arbitration or governmental investigation;

         (k) "Closing" means the closing of the sale of the Shares and the Note by the Vendor to the Purchaser pursuant hereto;

         (l) "Closing Date" means:

               (i) if the Appropriate Withholding Tax Certificate is received prior to October 1, 1997, the fourth day following the "Closing Date" as defined in the CNQ Offer, provided that if such day is not a Business Day, the Closing Date shall be the next Business Day thereafter; and

               (ii) if the Appropriate Withholding Tax Certificate has not been received prior to October 1, 1997, the later of October 1, 1997, and the date determined in accordance with paragraph (i) immediately above; provided that, for purposes of the foregoing, "Appropriate Withholding Tax Certificate" means a Certificate (as defined in subsection 4.2(a)) which has a Certificate Limit (as defined in subsection 4.2(a)) which is not less than the portion of the Purchase Price which is allocated to the Shares in accordance with subsection
          2.2 (c);

         (m) "CNQ" means Canadian Natural Resources, a general partnership formed pursuant to the laws of Alberta;

         (n) "CNQ Offer" means (i) the offer to purchase dated September 11, 1997 made by CNQ to the Corporation whereby CNQ has offered to acquire certain of the Assets from the Corporation in exchange for Class A Units of CNQ (ii) the Offer Acceptance Agreement dated the date hereof among the Vendor, Seagull Corporation, Seagull Canada, CNQ and Canadian Natural Resources Limited and
(iii) all amendments thereof and documents and agreements related thereto;
         (o) "Competition Act Approval" means that:

               (i) the Director of Investigation of Research (the "Director") appointed under the Competition Act (Canada) shall have issued an advance ruling certificate pursuant to Section 102 of the Competition Act (Canada) in respect of the transaction contemplated hereby on terms and conditions satisfactory to the Parties acting reasonably; or

               (ii) the applicable waiting period under Section 123 of the Competition Act (Canada) shall have expired without the Director having advised the Parties that he intends to apply to the Competition Tribunal for an order under Section 92 or Section 100 of the Competition Act (Canada) in respect of the transaction contemplated by this Agreement; or

               (iii) the Director shall have advised the Purchaser that it does not intend at the current time to apply to the Competition Tribunal for an order under Section 92 of the Competition Act (Canada) in respect of the transaction contemplated by this Agreement;

         (p) "Confidentiality Agreement" means the Confidentiality Agreement dated August 5, 1997 between Nesbitt Burns Inc. (as agent for the Corporation), and the Purchaser and the Non-Compete Agreement dated August 14, 1997 between the Corporation and the Purchaser;

         (q) "Corporation" means Seagull Energy Canada Ltd., a body corporate incorporated pursuant to the laws of Alberta;

         (r) "Deposit"  and "Deposit  Interest"  have the meanings  specified in
Section 2.3;

         (s) "Effective Date" means July 1, 1997;

         (t) "Employee" means any of the Corporation's current employees;

         (u) "Employee Plan" means any employee benefit plan, program or arrangement sponsored, maintained or contributed to by the Vendor or the Corporation or their Affiliates for the benefit of the Corporation's employees, including, without limitation, bonus; pension; savings; profit sharing; deferred compensation; supplemental retirement income; stock option and hospital, medical, dental, disability, automobile, life and accident issuance plans, excluding the Employee Retention Agreements and the Employee Severance Agreements;

         (v) "Employee Retention Bonuses" means the retention bonuses payable to the Employees pursuant to the Employee Retention Agreements;

         (w) "Employee Retention Agreements" means the letter agreements dated June 12, 1997 between the Corporation and each Employee pursuant to which the Corporation has agreed to pay a retention bonus, in certain circumstances, to each Employee;

         (x) "Employee Severance Payment" means a Severance Payment, as defined in an Employee Severance Agreement;

         (y) "Employee Severance Agreement" means the letter agreements dated June 12, 1997 between the Corporation and each of its employees pursuant to which the Corporation has agreed to pay a severance payment, in certain circumstances, to each Employee;

         (z) "Encumbrance" means a Security Interest, an option, a farmout agreement under which earning has not occurred, a royalty, a right of a third party to reduce or alter an interest of the Corporation on the occurrence of payout or in other circumstances, a penalty or forfeiture arising as a result of an election by the Corporation or any of its predecessors in interest prior to or after the date hereof not to participate in a drilling or other operation and any other adverse claim or other encumbrance in favour of a third party to which the Corporation's interest in an Asset is subject;

         (aa) "Engineering Report" means the report of Sproule Associates Limited in respect of certain oil and gas properties of the Corporation which is dated July 14, 1997 and is comprised of 8 volumes;

         (bb)     "Environmental Damage" means:

               (i) contamination,  pollution or other damage to the environment;
          or

               (ii) damage caused by the presence, release, spill or emission of any substance (including any form of energy), including, without limitation, corrosion or deterioration of structures or other property and death or injury to human beings, plants or animals; and for purposes hereof, the environment includes air, soil, ground water, surface water, aquifers and plant and animal life;

         (cc) "Environmental and Reclamation Liabilities" means liabilities (whether under Applicable Law, by contract or otherwise) to (i) pay amounts (including compensation for damages) on account of Environmental Damage, (ii) cleanup, remediate or prevent Environmental Damage or Environmental Problems or
(iii) abandon any well, remove any equipment or structure or reclaim the surface site thereof;

         (dd) "Existing Credit Facilities" means (i) the Cdn. $5,000,000 Credit Facility dated October 24, 1994 between the Corporation and the Bank of Nova Scotia and (ii) the U.S. $100,000,000 Credit Facility dated June 17, 1997 between the Corporation, a group of Banks and the Chase Manhattan Bank of Canada, as Administrative Agent;

         (ee) "Financial Statements" means:

               (i) the audited financial statements of the Corporation for the 12 month period ended December 31, 1996; and

               (ii) the audited interim financial statements of the Corporation for the six months ended June 30, 1997; which are attached hereto as Schedule A;

         (ff) "First Conditions Satisfaction Time" means the time at which, pursuant to the terms of the CNQ Offer, the closing of the sale to CNQ pursuant thereto is scheduled to close;

         (gg) "GAAP" means generally accepted accounting principles used in Canada from time to time;

         (hh) "Gas and Oil Sales Contracts" means contracts for the sale and purchase of Petroleum Substances;

         (ii) "Interim Period" means the period from the date hereof to the Time of Closing;

         (jj) "Komex Report" means the report of Komex International Ltd. respecting environmental matters related to certain of the Corporation's Oil and Gas Assets dated August, 1997;

         (kk) "Lands" means the lands described in Schedule E, subject to such limitations as to geological formations and substances as may appear in Schedule E;

         (ll) "Leases" means the petroleum and natural gas leases and similar instruments listed in Schedule E by virtue of which the holder thereof is entitled to drill for, and produce, save and market Petroleum Substances from the Lands;

         (mm) "Losses" means, in respect of a Party and in relation to any matter, all losses, costs and damages which such Party suffers, sustains, pays or incurs in connection with such matter or circumstance and includes reasonable costs of legal counsel (on a full indemnity basis) and other consultants and reasonable costs of investigating and defending Claims arising from such matter, regardless of whether such Claims are sustained but does not include loss of future profits;

         (nn) "Material Adverse Effect" means, with respect to any matter, that:

               (i) such matter has resulted in or is reasonably expected to result in:

                    (A) payments by the Corporation;

                    (B) Losses to the Corporation; or

                    (C) a  reduction  in the value of the Assets;  which,  after taking into account the effect on the Corporation's Taxes of such payment, Losses or reduction in value and the proceeds of any insurance available to the Corporation in respect thereof, is in excess of $25,000,000.00; or

                    (ii) has or is reasonably expected to have a material effect on the transactions contemplated by this Agreement;

         (oo) "Miscellaneous Interests" means all of the Corporation's right, title, estate and interest in and to all property, assets and rights associated with the Petroleum and Natural Gas Rights or the Tangibles (other than the Petroleum and Natural Gas Rights and the Tangibles themselves) including, but not in limitation of the generality of the foregoing, the entire interest of the Corporation in:

                    (i) the Title and Operating Documents;

                    (ii) all subsisting rights to enter upon, use and occupy the surface of any of the Lands, any lands with which the Lands have been pooled or unitized or any lands on which the Tangibles are located;

                    (iii) all wells used or useful for the purpose of production of Petroleum Substances from the Lands or lands with which the Lands have been pooled or unitized, including water injection wells; and

                    (iv) all land, technical, operating, production, geological, geophysical, seismic, engineering, reservoir, marketing and production data and information related to the Oil and Gas Assets;

         (pp) "Note" means a non-interest bearing, demand promissory note issued by the Corporation to the Vendor in respect of loans made by the Vendor to the Corporation during the Interim Period to repay the Bank Debt pursuant to Section 5.5;

         (qq) "Office Leases" means the Corporation's real property leases for its Calgary, Brooks and Edson, Alberta offices, which are listed in Schedule H;

         (rr) "Oil and Gas Assets" means the Petroleum and Natural Gas Rights, the Tangibles and the Miscellaneous Interests;

         (ss) "Parties" means the Vendor, Seagull Corporation and the Purchaser and their respective successors and permitted assigns hereunder and
                  "Party" means one of them;

         (tt) "Permitted Encumbrances" means:

                    (i) liens for taxes,  assessments  or  governmental  charges which are not due or delinquent or the validity of which is being diligently contested in good faith by the Vendor or the Corporation;

                    (ii) liens  incurred  or created in the  ordinary  course of business as security in favour of any other Person who is conducting the development or operation of the property to which such liens relate for the Corporation's share of the costs and expenses of such development or operation which are not due or delinquent;

                    (iii)  mechanics',   builders'  or  materialmen's  liens  in
               respect of services rendered or goods supplied for which payment is not due;

                    (iv) easements,  rights of way,  servitudes or other similar rights in land (including, without limitation, rights of way and servitudes for railways; sewers; drains; gas and oil pipelines; gas and water mains; and electric light, power, telephone,
               telegraph  and  cable  television  conduits,   poles,  wires  and
               cables);

                    (v) the right reserved to or vested in any  municipality  or governmental or other public authority by the terms of any lease, licence, franchise, grant or permit or by any statutory provision, to terminate any such lease, license, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

                    (vi)  governmental   requirements  of  general  application,
               including, without limitation, those respecting production rates or other operational matters;

                    (vii) the Encumbrances described in Schedule E;

                    (viii)   the   reservations,   limitations,   provisos   and
               conditions in any original grants from the Crown of any of the Lands or interests therein and statutory exceptions to title;

                    (ix) the terms  and  conditions  of the Title and  Operating
               Documents; and

                    (x) the  terms and  conditions  of the CNQ  Offer,  if it is accepted;

         (uu)  "Person"  means  any  individual,  body  corporate,   partnership
(limited or general), trust, trustee, executor or similar official, governmental agency or authority or other entity;

         (vv) "Petroleum and Natural Gas Rights" means the undivided interests attributed to the Corporation in Schedule E in:

                    (i)  rights   (whether  fee  simple   interests,   leasehold
               interests or other interests) to drill for and produce, save and market Petroleum Substances from the Lands;

                    (ii) royalties,  net profits interests and similar interests entitling the holder thereof to a share of the Petroleum Substances produced from the Lands or to a payment calculated by reference to the quantity of such production, the proceeds from the sale thereof or the profits therefrom; and

                    (iii) rights to acquire the foregoing;

         (ww) "Petroleum Substances" means petroleum, natural gas and related hydrocarbons (except coal) and all other substances (including sulphur and sulphur compounds) produced in association therewith;

         (xx) "Place of Closing" means the offices of Bennett Jones Verchere located at 4500, 855 - 2nd Street S.W.,Calgary, Alberta;

         (yy) "Prime Rate" means the annual rate of interest announced from time to time by the Bank of Nova Scotia as a reference rate then in effect for determining interest rates on Canadian dollar commercial loans in Canada;

         (zz) "Prior Period Taxes" means all Taxes paid or payable by the Corporation pursuant to the Canadian Tax Act and the income tax legislation of the Provinces of Canada for periods ending on or before the Time of Closing (including the taxation year which, pursuant to the Canadian Tax Act, will be deemed to have ended as a result of the acquisition of control of the Corporation which results from the sale of the Shares pursuant hereto), including any obligation to withhold or remit Taxes on behalf of any other
Person, provided that Taxes shall be determined without reference to any amendments to any of such legislation announced after the Time of Closing;

         (aaa) "Purchase Price" means the purchase price payable by the Purchaser to the Vendor for the Shares and the Note pursuant hereto as set out in
                  Section 2.2;

         (bbb) "Required Approvals" means the Competition Act Approval, the Seagull Corporation Bank Consent and all other approvals and authorizations of the sale of the Shares and the Note pursuant hereto required to be obtained pursuant to Applicable Law which, if not obtained, will have a Material Adverse Effect;

         (ccc) "Seagull Corporation Bank Consent" means the consent to the transactions contemplated by this Agreement and the CNQ Offer required to be obtained pursuant to the Seagull Corporation Credit Facility;

         (ddd) "Seagull Corporation Credit Facility" means (i) the U.S. $450,000,000.00 credit facility dated June 17, 1997 between Seagull Corporation, a group of banks and the Chase Manhattan Bank, as Administrative Agent and (ii) the Existing Credit Facilities;

         (eee) "Security Interest" means any pledge, lien, charge, conditional sale, title retention agreement, mortgage, assignment by way of security or other security interest;

         (fff) "Shares" means all of the issued and outstanding common and preferred shares of the Corporation;

         (ggg) "Take or Pay Obligations" means obligations of the Corporation under or in respect of contracts for the sale of production of Petroleum Substances arising as a result of payments made by or on behalf of the buyer thereunder in advance of taking delivery of Petroleum Substances pursuant thereto or payments made by or on behalf of the buyer thereunder in lieu of or as compensation for the buyer not taking deliveries of Petroleum Substances pursuant thereto;

         (hhh) "Tangibles" means all of the Corporation's right, title, estate and interest in and to all equipment and facilities used or held for use in respect of the production, gathering, dehydration, processing, treatment, measurement, storage or transportation of Petroleum Substances from the Lands or lands pooled or unitized therewith, including, without limitation, wellheads, pumps, pumpjacks, dehydrators, separators, meters, generators, flowlines, gathering lines, batteries, tanks, pipelines, compressors and plants;

         (iii) "Tax Indemnity" means the indemnity by the Vendor in favour of the Corporation and the Purchaser in respect of Prior Period Taxes provided for in subsection 4.1(a);

         (jjj) "Tax Pools" consists of cumulative Canadian oil and gas property expense ("COGPE"), cumulative Canadian development expense ("CDE"), cumulative Canadian exploration expense ("CEE") and undepreciated capital cost ("UCC"), in each case, as defined in the Canadian Tax Act;

         (kkk)  "Tax  Returns"  includes  all  returns,  reports,   declaration,
elections, filings, information returns and statements required to be filed by the corporation in respect of Taxes;

         (lll) "Taxes" means all taxes, duties, fees, premiums, assessments, levies and other charges of any kind whatsoever imposed by any taxing or other governmental authority or agency, together with all interest and penalties in respect thereof, but does not include royalties and similar payments payable pursuant to or in respect of the Leases;

         (mmm) "Time of Closing" means 10:30 a.m. local Calgary time on the Closing Date;

         (nnn) "Title and Operating Documents" means (i) the Leases (ii) all agreements relating to the ownership or operation of the Oil and Gas Assets entered into in the normal course of business, including, without limitation, operating procedures; unit agreements and unit operating agreements; agreements for the construction, ownership and operation of gas plants, pipelines, gas gathering systems and similar facilities; pooling agreements, royalty agreements, farmin agreements, farmout agreements and participation agreements; agreements respecting the gathering, measurement, processing, compression or transportation of Petroleum Substances; Gas and Oil Sales Contracts; well operating contracts; and surface leases, pipeline easements, road use agreements and other contracts granting the right to use the surface of lands; and (iii) all permits, licenses and approvals issued or granted by governmental authorities pertaining to the ownership or operation of the Oil and Gas Assets; and

         (ooo) "Title Opinion" means the title opinions in respect of certain of the Petroleum and Natural Gas Rights dated July 28, 1997 delivered by Howard Mackie to the Corporation.



1.2 Headings, meaning of "hereof", and Article and Schedule References

         The headings of Articles, Sections, and subsections in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement in its entirety and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections, subsections and paragraphs are to Articles, Sections, subsections and paragraphs of this Agreement and references herein to Schedules are references to Schedules to this Agreement.

1.3      Single and Plural and Gender

         In this Agreement words importing the singular number only shall include the plural and vice versa and words importing one gender shall include the other genders.

1.4      Currency

         Unless specifically otherwise stated, all references to currency herein are to lawful money of Canada.

1.5      Knowledge

         In this Agreement, references to the Vendor's knowledge or awareness and similar references mean the actual knowledge of the officers and employees of the Vendor, Seagull Corporation and the Corporation whose primary responsibilities relate to the matter in question after a reasonable review of the Corporation's files and records, but without any further inquiry.

1.6      Schedules

         The following are the Schedules to this Agreement:

          Schedule                                   Title

         Schedule A                 -       Financial Statements
         Schedule B                 -       Form of Officer's Certificate
         Schedule C                 -       Claims
         Schedule D                 -       Oil and Gas Sales Contracts
         Schedule E                 -       Lands
         Schedule F                 -       Bank Accounts
         Schedule G                 -       Employee Plans
         Schedule H                 -       Office Leases
         Schedule I                 -       List of Employee Severance Payments

         Schedule E is contained in binders labeled "Schedule E to the Share Sale Agreement dated September 11 among Seagull Energy Canada Holding Company, 745910 Alberta Ltd. and Seagull Energy Corporation - Land Schedule". Schedule G is contained in a binder labeled "Schedule G to the Share Sale Agreement dated September 11, 1997 among Seagull Energy Canada Holding Company, 745910 Alberta Ltd. and Seagull Energy Corporation - Employee Plans". The labels on Schedules E and G have been initialed by the Parties. The remainder of the Schedules are attached hereto. The Schedules form part of this Agreement.


1.7      Conflicts

         Where any provision of any Schedule to this Agreement conflicts or is at variance with any provision in the body of this Agreement, the latter shall prevail.

1.8      Statute References

         A reference in this Agreement to a statute shall be a reference to the statute and the regulations made pursuant thereto as amended or superseded, from time to time, either before or after the date hereof, unless otherwise stated or the context otherwise requires.


                                    ARTICLE 2
                                PURCHASE AND SALE

2.1      Purchase and Sale Purchase Price

         The Vendor shall sell to the Purchaser and the Purchaser shall purchase from the Vendor all of the Shares and the Note, in accordance with and subject to the terms and conditions of this Agreement. Ownership of the Shares and the Note will pass to the Purchaser at the Time of Closing.

2.2      Purchase Price

         (a) If the Bank Debt Adjustment is a positive amount, the Purchase Price shall be:

                    (i) Two Hundred  Fifty One  Million  Five  Hundred  Thousand
               Dollars $251,500,000.00 (the "Base Price"); minus

                    (ii) the Bank Debt Adjustment; plus

                    (iii) simple interest at the Prime Rate on the Base Price from the Effective Date to the Closing Date.

         (b) If the Bank Debt Adjustment is a negative amount, the Purchase Price shall be:

                    (i) the Base Price; plus

                    (ii) an  amount  equal to the  amount by which the Bank Debt
               Adjustment is less than zero; plus

                    (iii) simple interest at the Prime Rate on the Base Price from the Effective Date to the Closing Date.

         (c) The Parties agree that the portions of the Purchase Price which are payable for the Shares and the Note, respectively, are:

                    (i) the Note - the principal amount thereof; and

                    (ii) the  Shares - the  balance  of the  Purchase  Price 2.3
               Deposit

         (a) At the time of execution and delivery of this Agreement, the Purchaser shall pay Twelve Million Five Hundred Seventy Five Thousand Dollars ($12,575,000.00) (herein called the "Deposit") to Bennett Jones Verchere, Barristers and Solicitors (the "Escrow Agent"), to be held by the Escrow Agent in an interest-bearing solicitor's trust account to be applied in accordance with the following terms:

                    (i) if Closing occurs, the Deposit together with the interest actually earned thereon while held by the Escrow Agent (the "Deposit Interest") shall be paid by the Escrow Agent to the Vendor at the Time of Closing in partial satisfaction of the Purchaser's obligation to pay the Purchase Price;

                    (ii) if  Closing  does not  occur  due to a  breach  of this
               Agreement by the Purchaser, the Vendor shall be entitled to the Deposit and Deposit Interest, and the Escrow Agent shall pay the Deposit and Deposit Interest to the Vendor on the scheduled Closing Date. The Deposit and Deposit Interest shall thereupon be forfeited to the Vendor on account of the damages suffered by the Vendor as a consequence of such breach. The Parties agree that such amount constitutes their genuine pre-estimate of the minimum damages which will be suffered by the Vendor by virtue of such breach. The forfeiture of the Deposit and Deposit Interest as provided herein shall not limit the rights and remedies available to the Vendor as a result a breach by the Purchaser of its obligations hereunder and the Vendor shall be entitled to pursue such rights and remedies, notwithstanding the forfeiture of the Deposit and the Deposit Interest to the Vendor, including recovering the Losses in excess of the Deposit and the Deposit Interest suffered by the Vendor due to a breach of this Agreement by the Purchaser; and

                    (iii) if Closing does not occur for any reason or circumstance other than that described in paragraph 2.3(a)(ii), the Purchaser shall be entitled to the Deposit and Deposit Interest and the Escrow Agent shall on the scheduled Closing Date pay the Deposit and Deposit Interest to the Purchaser.

                    The Purchaser  acknowledges that Bennett Jones Verchere acts as legal counsel to the Vendor in connection with this Agreement. The Purchaser agrees that notwithstanding that Bennett Jones Verchere is the Escrow Agent, Bennett Jones Verchere shall be entitled to continue to act on behalf of the Vendor in respect of any matter arising in relation to this Agreement, including any dispute regarding the disposition of the Deposit or Deposit Interest.

         (b) If the Escrow Agent is notified by either Party, or otherwise becomes aware that there is a dispute between the Parties regarding entitlement to all or part of the Deposit and Deposit Interest, the Escrow Agent may, in its sole discretion, interplead the matter and thereupon pay the Deposit and Deposit Interest (or that portion thereof as to which there is a dispute as to entitlement) into the court of law in which the matter has been interpleaded.


2.4      Payment at Closing

         The Purchase Price shall be paid to the Vendor at Closing as follows:

         (a) the Deposit plus the Deposit Interest shall be paid to the Vendor at Closing by the Escrow Agent in accordance with Section 2.3; and

         (b) the Purchaser shall pay to the Vendor an amount equal to the Purchase Price less the Deposit and the Deposit Interest by wire transferring such amount to a bank account at a branch in Canada of a Canadian chartered bank specified by the Vendor by a written notice to the Purchaser prior to the Closing Date.

Not later than two (2) days prior to the Closing Date, the Vendor shall deliver a statement setting forth an itemized calculation of the amounts to be paid to the Purchaser by the Vendor and the Escrow Agent at Closing in accordance with this Section 2.4.


                                    ARTICLE 3
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1      Regarding the Vendor and Seagull Corporation

         The Vendor and Seagull Corporation represent and warrant to the Purchaser that:

         (a)  Incorporation:  the  Vendor is duly  incorporated,  organized  and
subsisting   under  the  laws  of  Wyoming  and  Seagull   Corporation  is  duly
incorporated, organized and subsisting under the laws of Texas;

         (b) Corporate Authority: the Vendor and Seagull Corporation have corporate power and authority to enter into and deliver this Agreement and transfer beneficial ownership of the Shares to the Purchaser pursuant hereto;

         (c) Title to the Shares: the Vendor is the registered and beneficial owner of the Shares and at the Time of Closing will have good and marketable title to the Note, in each case, free and clear of all Encumbrances and there is no contract, option or any other right binding upon the Vendor or which at any time in the future may become binding upon the Vendor to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Shares or the Note other than pursuant to this Agreement;

         (d) Due Authorization and no Violations: provided the Competition Act Approval is obtained, the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Vendor and Seagull Corporation and do not and will not:

                    (i) violate or result in a breach or default of, require any consent under, be in conflict with, accelerate or permit the acceleration of the performance of, result in the loss or termination of or give a third party a right to terminate any material agreement, licence, permit, franchise or other instrument to which the Vendor, Seagull Corporation or the Corporation is a party or of which any of them is bound or which relate to any of the Assets;

                    (ii) violate or conflict with any Applicable Law or the articles of incorporation, by-laws or similar constitutional documents of the Vendor, Seagull Corporation or the Corporation; or

                    (iii) give rise to any rights of first refusal or other preemptive, preferential or similar rights to purchase any of the Shares or the Assets created by, through or under the Vendor, Seagull Corporation or the Corporation or of which the Vendor is aware;

         (e) No Claims Affecting the Sale of the Shares: neither the Vendor nor Seagull Corporation has received notice of any Claim and the Vendor is not aware of any Claim, actual or threatened, which affects or could reasonably be expected to affect the consummation of the transactions contemplated by this Agreement;

         (f) No Finder's Fees: none of the Vendor, Seagull Corporation or the Corporation has incurred any obligation or liability, contingent or otherwise, for broker's or finder's fees in respect of the transactions contemplated hereby for which the Purchaser or the Corporation shall have any obligation or liability; and

         (g) Due Execution and Enforceability: this Agreement has been duly executed and delivered by the Vendor and Seagull Corporation and, if duly executed and delivered by the Purchaser, constitutes valid and binding obligations of the Vendor and Seagull Corporation enforceable against the Vendor and Seagull Corporation in accordance with its terms, subject to bankruptcy, insolvency, preference, reorganization, moratorium and other similar laws affecting creditors' right generally and the discretion of courts with respect to equitable and discretionary remedies and defenses.

3.2      Regarding the Corporation

         The Vendor and Seagull Corporation represent and warrant to the Purchaser that:

         (a) Incorporation: the Corporation is a corporation duly incorporated, organized and subsisting under the laws of Alberta with the corporate power to own the Assets and to carry on its business as now conducted by it and is registered to carry on business in the Provinces of Alberta, British Columbia and Saskatchewan;

         (b) Share Capital: the authorized capital of the Corporation consists of an unlimited number of Class A, B and C common shares, and 102,000 preferred shares of which one Class A common share and 102,000 preferred shares are issued and outstanding all of which are registered in the name of the Vendor and are fully paid and non-assessable;

         (c) No Issuance of Shares: there is no contract, option or other right binding on or which at any time in the future may become binding on the Corporation to (i) transfer the Shares, (ii) allot or issue any of the unissued shares of the Corporation or (iii) create any additional class of shares;

         (d) Conduct of Business: since June 30, 1997 the business of the Corporation has been carried on in the ordinary course and since that date the Corporation has not disposed of any of the Oil and Gas Assets except dispositions which would be permitted by Section 5.2 if they occurred during the Interim Period;

         (e) Financial Statements: the Financial Statements fairly disclose in all respects that are material the financial position of the Corporation and since June 30, 1997 there have been no changes in the business, assets, operations, working capital, or financial condition of the Corporation other than in the normal course of business, which has had a Material Adverse Effect, provided that no representation or warranty is given with respect to: (i) any change which affects the exploration for or the production or sale of Petroleum Substances generally, including, without limitation, prices payable for Petroleum Substances, taxation or government regulation; or (ii) reserves for Environmental and Reclamation Liabilities;

         (f) Dividends: since June 30, 1997, the Corporation has not, directly or indirectly, declared or paid dividends or declared or made any other distribution on any of its outstanding shares and there are no dividends declared and unpaid or due to be paid and no arrears with respect to the Shares;

         (g) Indemnities and Guarantees: except for indemnities of operators and similar obligations arising in the ordinary course of business under the Title and Operating Documents, the Corporation has not guaranteed, endorsed, assumed or indemnified, contingently or otherwise, the obligations or indebtedness of any Person;

         (h) Judgements and Claims: there are no judgments unsatisfied against the Corporation or any consent decrees or injunctions to which the Corporation is subject and there are no Claims in existence, or, to the knowledge of the Vendor, threatened against the Corporation or with respect to any of the Assets which has had or can reasonably be expected to have a Material Adverse Effect other than as set forth in Schedule C;

         (i) Subsidiaries: the Corporation does not have any subsidiaries;

         (j) Investments: the Corporation is not a party to any agreements of any nature to acquire any shares of any corporation or to acquire, capitalize or invest in any business;

         (k) Non-arm's Length Debt: no director, former director, officer, or employee of the Corporation or any Person not dealing at "arm's length" (within the meaning of the Canadian Tax Act) with any such Person is indebted to the Corporation nor is the Corporation indebted to any such Person;

         (l) Taxes: the Corporation has (i) filed all Tax Returns required to be filed by it prior to the date hereof, (ii) paid all Taxes (including installments) due and payable by it prior to the date hereof and (iii) withheld and remitted to the appropriate governmental authorities all amounts required to be withheld by it in respect of the Tax liability of any other Person, and, to the Vendor's knowledge, there are no Claims threatened or pending against the Corporation in respect of Taxes.

         (m) Tax Pools: as at the Time of Closing (after giving effect to the Corporation's claims in respect of its taxation year which, pursuant to the Canadian Tax Act, will be deemed to have ended as a result of the acquisition of control of the Corporation which results from the sale of the Shares pursuant hereto) the aggregate amount of the Corporation's Tax Pools will not be not less than $ 85 Million less the reductions in the Tax Pools that are attributable to the transactions that occur pursuant to the CNQ Offer and between the date hereof and the Time of Closing, the Corporation will not do anything (other than the transactions contemplated by this Agreement and the CNQ Offer) which would result in such Tax Pools being restricted in a manner which prevents their reasonable utilization;

         (n) Tax Year: the Corporation's taxation year (as defined in the Canadian Tax Act) ends on December 31;

         (o) Employees: except the Employee Severance Agreements and the Employee Retention Bonus Agreements:

                         (i) the Corporation is not a party to any written employment contracts, collective bargaining agreements or employee association agreements;

                         (ii) the  Corporation  has not conducted and is not now
                    conducting  any  negotiations   with  any  labour  union  or
                    employee association;

                         (iii) the  Corporation  has no agreements,  policies or
                    understandings with its employees with respect to increases in their compensation; and

                         (iv) the Corporation has complied with all of its obligations in respect of unemployment insurance payments, Canada Pension Plan payments, income tax withholding payments and Worker's Compensation payments;

         (p) Employee Plans: all Employee Plans are listed in Schedule G; and:

                         (i) the Corporation has paid or provided for all liabilities for wages, vacation pay, salaries, bonuses, pensions and all other amounts payable under Employee Plans prior to the date hereof; and

                         (ii) each of the Employee  Plans  complies with and has
                    been administered in substantial compliance with the terms thereof and Applicable Law; and

         (q) Real Property Leases: the Corporation is not a party to or bound by any real property leases except the Office Leases and leases comprised in the Title and Operating Documents.

3.3      Regarding the Assets

         The Vendor and Seagull Corporation represent and warrant to the Purchaser that:

         (a) Title: the Vendor and Seagull Corporation do not warrant title to the Assets but do represent and warrant that the Oil and Gas Assets are free and clear of all Encumbrances created by, through or under the Corporation or its current Affiliates, other than Permitted Encumbrances, provided that, except as expressly set forth in this subsection, the Vendor and Seagull Corporation do not make any representation or warranty with respect to the Corporation's title to any of the Assets;

         (b) Take or Pay: the Corporation does not have any Take or Pay Obligations and is not bound by any gas balancing agreements;

         (c) Environmental and Reclamation Liabilities: except as set forth in the Komex Report or in Schedule C, the Corporation has not received notice of any Claim by any third party of any Environmental and Reclamation Liabilities nor, to the knowledge of Vendor, are there any threatened or pending Claims of Environmental and Reclamation Liabilities and, except obligations arising in the ordinary course of business in respect of the abandonment of wells and facilities when they cease to be useful and the reclamation of the surface sites thereof;

         (d) Bank Accounts: all bank accounts maintained by the Corporation are listed in Schedule F;

         (e) Books and Records: the books of account and other financial records of the Corporation reflect fairly and accurately the financial transactions of the Corporation and are maintained in a prudent business manner on a basis consistent with previous practices of the Corporation;

         (f) Gas and Oil Sales Contracts: set forth in Schedule D is a description of all Gas and Oil Sales Contracts having a term of more than ninety
(90) days which are not terminable without penalty on notice of ninety (90) days or less;

         (g) Insurance: since the Effective Date, the Corporation has maintained insurance in accordance with normal Canadian oil and gas industry practices, provided that the Vendor and Seagull Corporation shall have no obligations to maintain or cause the Corporation to maintain any insurance after the Closing Date;

         (h) Disclosure to Howard Mackie: to the Vendor's knowledge, in connection with the preparation of the Title Opinion, the Corporation made available to Howard Mackie all of the material files and records in the possession or control of the Corporation which were relevant to the Title Opinion; and

         (i) Disclosure to Sproule: to the Vendor's knowledge, in connection with the preparation of the Engineering Report, the Corporation made available to Sproule Associates Limited all material information in the possession or control of the Corporation which was relevant to the Engineering Report or which Sproule Associates Limited requested in connection therewith, provided that, except as expressly set forth in this subsection, the Vendor and Seagull Corporation do not make any representation or warranty with respect to the Engineering Report.


3.4      Negation

         (a) The Vendor and Seagull Corporation make no representation or warranty except as and to the extent set forth in Sections 3.1, 3.2, and 3.3. Except for such representations and warranties, the Vendor and Seagull
Corporation shall not be liable (whether in contract or in tort) for any covenant, representation, warranty, opinion, advise or statement which may have been made in any document or instrument relative hereto, or otherwise communicated to the Purchaser in any manner including, without limitation, any information or opinion which may have been provided to the Purchaser or its employees, agents, legal counsel or other representatives, whether by the Vendor, Seagull Corporation or the Corporation or their Affiliates, employees, agents, legal counsel or other representatives or otherwise. Purchaser confirms that it has only relied upon the representations and warranties contained in Sections 3.1, 3.2 and 3.3 and not on any covenants, representations or warranties outside this Agreement. Purchaser acknowledges and confirms that it has performed its own due diligence and, except for such reliance, has relied, and will continue to rely, upon its own engineering, other evaluations and projections as the same relate to the Corporation or the Assets and on its own inspection of all other physical property and assets which comprise the Assets.

         (b) The Purchaser acknowledges that the Vendor and Seagull Corporation shall have no liability or responsibility to the Purchaser or the Corporation in respect of any of the representations, warranties or covenants made by the Corporation in or pursuant to the CNQ Offer.

3.5      Purchaser's Representations, Warranties and Covenants

         The Purchaser and Rio Alto represent and warrant to the Vendor and Seagull Corporation that:

         (a) Incorporation: each of the Purchaser and Rio Alto is duly incorporated, organized and subsisting under the laws of its jurisdiction of incorporation and is duly registered in those jurisdictions where the conduct of its business so requires;

         (b) Corporate Authority: each of the Purchaser and Rio Alto has corporate power and authority to enter into and deliver this Agreement and to complete the transactions contemplated hereby;

         (c) Financial Capability: the Purchaser has sufficient cash on hand and financial commitments to complete the sale and purchase of Shares and the Note herein contemplated;

         (d) No Finder's Fees: neither the Purchaser nor Rio Alto has incurred any obligation or liability, contingent or otherwise, for broker's or finder's fees in respect of the transactions contemplated hereby for which the Vendor, Seagull Corporation or any of its Affiliates shall have any obligation or liability;

         (e) Purchaser acting as Principal: the Purchaser is purchasing the Shares pursuant hereto as principal;

         (f) Due Execution and Enforceability: this Agreement has been executed and delivered by each of the Purchaser and Rio Alto and, if duly executed and delivered by the Vendor and Seagull Corporation, constitutes the Purchaser's and Rio Alto's valid and binding obligation enforceable in accordance with its terms, subject to bankruptcy, insolvency, preference, organization, moratorium and other similar laws affecting creditors' rights generally and the discretion of courts with respect to equitable and discretionary remedies and defenses; and

         (g) Due Authorization and no Violations: provided the Competition Act Approval is obtained, the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser and Rio Alto and do not and will not violate or conflict with any Applicable Law or the articles of incorporation, by-laws or similar constitutional documents of the Purchaser or Rio Alto; and

         (h) Investment Canada Act: the purchase of the Shares and the Note by the Purchaser pursuant hereto is not reviewable pursuant to Part IV of the Investment Canada Act.

                                    ARTICLE 4
                         TAX INDEMNITIES AND COVENANTS

4.1      Tax Indemnities

         (a) Notwithstanding anything to the contrary expressed herein but subject to subsection 4.1 (c) and Section 9.1, after Closing, the Vendor shall
(i) be liable to and indemnify the Corporation (which in this Section 4.1 includes the Corporation's successors and assigns) in respect of all Prior Period Taxes which have not been paid prior to the Effective Date excluding any Prior Period Taxes which are otherwise adjusted for hereunder and any Prior Period Taxes which would not have arisen if the transactions contemplated by the CNQ Offer had not been undertaken ( "Indemnified Prior Period Taxes") and (ii) indemnify the Corporation from and against all Losses which it suffers in respect of the breach of the representation and warranty contained in subsection 3.2(m).

         (b) The Purchaser shall give prompt written notice to the Vendor whenever it becomes aware that a Claim has been or may be made for which the Vendor may be liable pursuant to subsection 4.1(a). The Vendor shall have the right at its own expense and employing counsel of its own choice to have full carriage and control of the contestation of any such Claim, provided that if the Claim does not relate solely to matters to which the indemnity in subsection 4.1(a) may apply, the Purchaser shall, at its own expense and employing counsel of its own choice, have full carriage and control of the contestation of the portion of the Claim relating to matters to which the indemnity does not relate; and further provided that neither the Purchaser nor the Corporation will agree to any compromise or settlement of any Claim to which the indemnity may apply without the consent of the Vendor. If the Purchaser does not consent to a settlement of a Claim to which the indemnity in this clause may apply following a request from the Vendor to do so, the obligation of the Vendor to indemnify the Purchaser for the Claim shall be limited to the amount of the proposed settlement of the Claim and the Vendor shall forthwith transfer carriage of the contestation of the Claim to the Purchaser or its nominee. The Purchaser, the Corporation and the Vendor shall cooperate with each other in any defense of any such Claims and shall keep each other reasonably informed of the conduct thereof.

         (c) The indemnities in Section 4.1 shall apply in respect of Taxes assessed within the period during which Taxes may be assessed under Applicable Law on the assumption that no waiver is filed pursuant to subparagraph 152(4)(a)(ii) of the Canadian Tax Act or similar provisions of provincial income tax legislation unless such waiver is filed with the written consent of the Vendor. which may be withheld for any reason whatsoever.

         (d) If the Corporation is finally determined by any relevant taxing authority to have Tax Pools, in the aggregate, at the Time of Closing (after giving effect to the Corporation's claims in respect of the taxation year which, pursuant to the Canadian Tax Act, will be deemed to have ended as a result of the acquisition of control of the Corporation which results from the sale of the Shares pursuant hereto) less than represented in subsection 3.2(m), the amount of the indemnity to which the Purchaser shall be entitled pursuant hereto shall be limited to an amount equal to twenty cents ($0.20) multiplied by each dollar that such Tax Pools in the aggregate are less than the amount so represented.

         (e) The Purchaser agrees to pay to the Vendor any refund of Indemnified Prior Period Taxes, together with any interest received with respect to such refund, (whether by payment, credit, offset or otherwise) received after the Effective Date by the Purchaser or the Corporation, promptly after receipt of payment of the refund or notice from the relevant governmental authority of such credit, offset or other refund mechanism, as the case may be, less any Taxes payable by the Corporation on any interest received with respect to such refund or an amount equal to twenty cents ($0.20) on each dollar of Tax Pools which are utilized to reduce or eliminate the Taxes payable by the Corporation on such interest. Notwithstanding the foregoing, the Purchaser is not required to pay to the Vendor any refund of Prior Period Taxes which arises as a result of the carryback of losses of the Corporation which are attributable to any outlay or expenditure incurred by the Corporation subsequent to the Closing Date.

         (f) The Parties covenant that they will not request an audit by any taxation authority which may result in an assessment to which the Tax Indemnity may apply other than any audit which may be required to obtain a clearance certificate on a wind-up, dissolution or discontinuance of the Corporation.

         (g) The Parties undertake to inform each other of any audit inquiries with respect to issues to which the Tax Indemnity may apply and to cooperate with each other in making any representations prior to any assessment to which those indemnities may apply.

         (h) Any reference in this Agreement to the Canadian Tax Act shall refer to the effect of the Canadian Tax Act, as it is in force at the Closing Date together with any amendments which are publicly announced prior to the Closing Date and all representations, warranties or indemnities hereunder shall be construed as if the Canadian Tax Act were not subsequently amended except pursuant to such publicly announced amendments.


4.2      Withholding Tax

         (a)      In this Section 4.2:

                         (i) "Certificate" means the certificate, if any, issued
                    pursuant to section 116(4) of the Canadian Tax Act in respect of the sale of the Shares pursuant hereto, as amended prior to the Remittance Date;

                         (ii) "Certificate Limit" means the certificate limit (as that term is used in section 116(4) of the Canadian Tax
                    Act) set forth in the Certificate, provided that until a Certificate is delivered to the Purchaser, the Certificate Limit shall be deemed to be zero;

                         (iii) "Remittance Date" means the second Business Day prior to the thirtieth day following the end of the calendar month in which the Closing occurs;

                         (iv) "Withholding Amount" means an amount equal to 33 1/3% of the amount (if any) by which the portion of the Purchase Price payable for the Shares exceeds the Certificate Limit; and

                         (v) "Escrow Amount" means a portion of the Purchase Price equal to 33 1/3% of the amount (if any) by which the portion of the Purchase Price payable for the Shares exceeds the Certificate Limit based upon the Certificate (if any) provided to the Purchaser at or prior to Closing.

         (b) The Escrow Amount shall be paid to Bennett Jones Verchere at Closing. Bennett Jones Verchere shall deposit the Escrow Amount in an interest bearing trust account and shall disburse the Escrow Amount as follows:

                         (i) on the  Remittance  Date,  Bennett  Jones  Verchere
                    shall remit the Withholding Amount to the Minister of National Revenue in accordance with section 116 of the Canadian Tax Act; and

                         (ii) if a  Certificate  is furnished  to Bennett  Jones
                    Verchere after the Closing and prior to the Remittance Date, Bennett Jones Verchere shall promptly pay to the Vendor the amount by which the Escrow Amount exceeds the Withholding Amount (calculated on the basis of such Certificate).

         Except as provided in this subsection, the Purchaser shall not withhold any portion of the Purchase Price on account of its obligations under section 116 of the Canadian Tax Act.

         (c) Interest actually earned on the Escrow Amount while held by Bennett Jones Verchere will be paid by Bennett Jones Verchere as follows:

                         (i) 15% (or any greater or lesser  percentage  that may
                    be required at the applicable time pursuant to the Canadian Tax Act or a tax treaty) to the Minister of National Revenue; and

                         (ii) the balance to the  Vendor.

                         Vendor will,  on the  Remittance  Date,  cause  Bennett
                    Jones Verchere to provide the Vendor and the Purchaser with proof that the Escrow Amount and the interest actually earned thereon while held by Bennett Jones Verchere have been disbursed by it in accordance with the provisions of this Section 4.2.

4.3      Prior Period Tax Returns

         (a) The Vendor shall prepare, execute and file all Tax Returns in respect of Prior Period Taxes required under Applicable Law on behalf of and in the name of the Corporation and at the Vendor's cost. The Vendor shall cooperate with the Purchaser in order to have such Tax Returns prepared in draft form sixty (60) days prior to the filing deadline. Prior to filing any such Tax Returns, the Vendor shall provide copies of such Tax Returns to the Purchaser for its review and comment.

         (b) The Purchaser shall not, without the prior written consent of the Vendor, cause or allow the Corporation to originate the recalculation and/or refiling of any Tax Return filed by the Vendor or the Corporation in respect of Prior Period Taxes.

         (c) At Closing, the Purchaser shall provide to the Vendor letters of authorization empowering the Assistant Vice President, Tax of Seagull Corporation to deal with Canadian taxation authorities with respect to any matter relating to Prior Period Taxes.


                                    ARTICLE 5
                                 INTERIM PERIOD

5.1      Operations Generally

         During the Interim Period, the Vendor shall cause the Corporation to conduct its business in substantially the same manner as it currently conducts its business. Without limiting the generality of the foregoing, the Purchaser agrees that, so long as the Corporation determines to do so consistent with its past practices, during the Interim Period the Corporation may initiate, participate in and commit to the drilling, completion, equipping and abandoning of wells; the construction, installation, decommissioning and removal of equipment and facilities and the acquisition of interests in petroleum and natural gas leases and similar instruments. Notwithstanding the foregoing, without the prior approval of the Purchaser, which will not be unreasonably withheld or delayed, except as contemplated by the CNQ Offer, the Corporation will not during the Interim Period :

         (a) commit to make an acquisition of an interest or interests in one or more petroleum and natural gas leases or similar instruments (whether by purchase, farmin or at a crown sale) if the Corporation reasonably expects that the consideration payable pursuant to such acquisition will exceed $100,000;

         (b) amend or terminate any contract if such amendment or termination could reasonably be expected to have a Material Adverse Effect, provided that, solely for purposes of this paragraph, the figure "25,000,000.00" in the definition of Material Adverse Effect shall be deemed to be "500,000.00"; or

         (c) enter into any new employment contract or employee benefit program.

5.2      Negative Covenants of the Corporation

         During the Interim Period, except as otherwise contemplated or permitted by this Agreement (including Section 5.1), the Corporation shall not without the prior written consent of the Purchaser (which will not be unreasonably withheld or delayed).

         (a) sell, transfer or dispose of, or grant an Encumbrance on or in respect of, the whole or any part of the Assets, except the creation of Permitted Encumbrances and the sale of Petroleum Substances produced from the Lands or lands pooled or unitized therewith in the ordinary course;

         (b) enter into any transaction not in the ordinary course of its business;

         (c) borrow money or incur any indebtedness for money except borrowings pursuant to Existing Credit Facilities or Section 5.5;

         (d) make loans or advances, excluding loans and advances in accordance with the terms of operating agreements to which the Corporation is a party or by which it is bound and excluding routine advances to employees of the Corporation for expenses incurred in the ordinary course;

         (e) issue, sell or agree to issue or sell any shares, rights, options, warrants or other securities of the Corporation;

         (f) purchase, cancel, retire, redeem or otherwise acquire any of the Shares;

         (g) change, amend or modify the Corporation's Articles of Incorporation or by-laws;

         (h) declare, set aside, make or pay any dividend or other distribution in respect of any securities issued by the Corporation;

         (i) alter any of the Employee Plans, except as required by Applicable Law; or

         (j) increase the salaries, benefits or other compensation payable to any of its directors, officers or employees;

5.3      Insurance

         During the Interim Period, the Corporation shall maintain insurance in accordance with normal Canadian oil and gas industry practices. The Vendor and Seagull Corporation shall have no obligations to maintain or cause the Corporation to maintain any insurance after the Closing Date.

5.4      Due Diligence

         The Corporation shall permit the Purchaser and its legal counsel and authorized representatives to have access to all of the Corporation's books, records and files during the Interim Period for purposes of performing due diligence with respect to the Corporation and its assets and affairs, other than to the extent that such access would result in a breach of any obligation of the Corporation to keep any information confidential. The provisions of the Confidentiality Agreement shall continue to be applicable to any information made available by the Corporation pursuant to the provisions of this Agreement.

5.5      Bank Debt

         The Vendor covenants to the Purchaser that at the Time of Closing, the Bank Debt shall be nil. The Vendor may loan the money to the Corporation which the Corporation requires to reduce the Bank Debt to nil, which loan shall be evidenced by the Note.

5.6      Required Approvals

         The Parties shall use all reasonable efforts to obtain the Required Approvals prior to the Time of Closing. The Vendor shall be responsible for seeking the Competition Act Approval and the Purchaser shall be responsible for seeking the Investment Canada Act Approval and each of them shall provide such information and cooperation as the other may reasonably request in connection therewith.




5.7      CNQ Offer

         Notwithstanding   anything  to  the  contrary   contained  herein,  the
Corporation may complete the sale of certain of its assets to CNQ that is contemplated by the CNQ Offer.

5.8      Discharges

         Prior to the Closing, the Vendor covenants to use all reasonable commercial efforts (which does not include the payment of monies to the encumbrance holder) to obtain specific registrable discharges of all adverse security interests (other that Permitted Encumbrances) identified in the Title Opinion, the costs of registration to be for the account of Seagull Corporation. After Closing, the costs of registration of such instruments of discharge will be shared equally between Seagull Corporation and the Purchaser.

                                    ARTICLE 6
                                   CONDITIONS

6.1      Conditions for the Benefit of the Purchaser

         (a) The sale by the Vendor and the purchase by the Purchaser of the Shares and the Note pursuant hereto is subject to the following conditions which are for the exclusive benefit of the Purchaser:

                         (i) the  representations  and  warranties of the Vendor
                    set forth in Sections 3.1, 3.2 and 3.3 shall be true and correct in all material respects at the First Conditions Satisfaction Time with the same force and effect as if made at and as of such time;

                         (ii) in all  material  respects,  the Vendor shall have
                    performed or complied with all covenants in this Agreement to be performed or complied with by the Vendor at or prior to the First Conditions Satisfaction Time pursuant hereto;

                         (iii) no changes shall have  occurred  between the date
                    hereof and the First Conditions Satisfaction Time which have had or are reasonably expected to have a Material Adverse Effect except matters (including, without limitation, the prices payable for Petroleum Substances, taxation and government regulation) which are generally applicable to the oil and gas industry;

                         (iv) all Required Approvals shall have been obtained on
                    terms acceptable to the Vendor acting reasonably, at or prior to the First Conditions Satisfaction Time;

                         (v) the  Corporation  shall have accepted the CNQ Offer
                    and shall have performed or complied with, in all material respects, all covenants in the CNQ Offer required to be performed or complied with by the Corporation at or prior to the First Conditions Satisfaction Time pursuant thereto; and

                         (vi) on or  before  the First  Conditions  Satisfaction
                    Time, the Vendor shall have delivered to the Purchaser "no interest" letters accompanied by an undertaking to provide registrable instruments of discharge within a reasonable time after the Closing Date for all adverse security interests identified in the Title Opinion to the extent required by Purchaser's lender except those for which Seagull Corporation provides an indemnity to the Purchaser, the costs of registration of such discharges incurred prior to Closing to be borne by Seagull Energy Corporation and the costs incurred after Closing to be shared equally by the Purchaser and Seagull Corporation.

         (b) The sale by the Vendor and the purchase by the Purchaser of the Shares and the Note is subject to the following conditions which are for the exclusive benefit of the Purchaser:

                         (i) between the First Conditions  Satisfaction Time and
                    the Time of Closing the Vendor and Seagull Corporation shall not have done anything which has caused the representations and warranties of the Vendor and Seagull Corporation set forth in Sections 3.1, 3.2 and 3.3 not to be true and correct in all material respects at the Time of Closing with the same force and effect as if made at and as of such time;

                         (ii) in all  material  respects,  the Vendor shall have
                    performed or complied with all covenants in this Agreement to be performed or complied with by the Vendor between the First Conditions Satisfaction Time and the Time of Closing pursuant hereto; and

                         (iii) at Closing,  the Vendor shall have  delivered all
                    items which it is  required  to deliver  pursuant to Section
                    7.2.

         (c) If any of the conditions set forth in subsection 6.1(a) are not satisfied at the First Conditions Closing Time, the Purchaser may, at or prior to the First Conditions Satisfaction Time, but not after that time, at its sole option:

                         (i) rescind this Agreement by notice to the Vendor,  in
                    which event the Purchaser shall be released from all obligations hereunder; or

                         (ii) waive such  condition  in whole or in part without
                    prejudice to any of its rights in the event of non-performance of any other term, covenant or condition in whole or in part without limiting any other right that the Purchaser may have.

         (d) If any of the conditions set forth in subsection 6.1(b) are not satisfied at the Time of Closing, the Purchaser may, at or prior to the Time of Closing, but not after that time, at its sole option:

                         (i) rescind this Agreement by notice to the Vendor,  in
                    which event the Purchaser shall be released from all obligations hereunder; or

                         (ii) waive such  condition  in whole or in part without
                    prejudice to any of its rights in the event of non-performance of any other term, covenant or condition in whole or in part without limiting any other right that the Purchaser may have.

6.2      Conditions for the Benefit of the Vendor

         (a) The sale by the Vendor and the purchase by the Purchaser of the Shares and the Note is subject to the following conditions which are for the exclusive benefit of the Vendor:

                         (i) the representations and warranties of the Purchaser
                    set forth in Section 3.5 shall be true and correct in all material respects at the Time of Closing with the same force and effect as if made at and as of such time;

                         (ii) in all material respects, the Purchaser shall have
                    performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Purchaser at or prior to the Time of Closing pursuant hereto;

                         (iii) at Closing,  the Purchaser  shall have  delivered
                    all items it is required to deliver pursuant to Section 7.3; and

                         (iv) all Required Approvals shall have been obtained on
                    terms acceptable to the Purchaser, acting reasonably, at or prior to the Time of Closing.

         (b) If any of the conditions set forth in subsection 6.2(a) are not satisfied, the Vendor may, at or before the Time of Closing but not after that time, in its sole option:

                         (i) rescind this  Agreement by notice to the Purchaser,
                    in which  event the  Vendor  shall,  except as  provided  in
                    Section 2.3(a)(iii), be released from all obligations hereunder; or

                         (ii) waive such  condition  in whole or in part without
                    prejudice to any of its rights in the event of non-performance of any other term, covenant or condition in whole or in part without limiting any other right that the Vendor may have.

6.3      Efforts to Satisfy Conditions

         Each Party shall use all reasonable efforts to cause the conditions set forth in Section 6.1 and 6.2 which are within its reasonable control to be satisfied. Each Party shall provide such information and cooperation to the other Party as it may reasonably request in connection with the satisfaction of such conditions.

6.4      Competition Act Approval

         The obligations of the Parties to complete the purchase and sale contemplated hereby is subject to the Competition Act Approval having been obtained on or before October 31, 1997. and if such condition is not satisfied the Parties shall be released from their obligations to complete the purchase and sale contemplated hereby.

                                    ARTICLE 7
                                     CLOSING

7.1      Closing

         The Closing shall occur at the Place of Closing at the Time of Closing.

7.2      Deliveries by the Vendor at Closing

         At  Closing, the Vendor shall deliver to the Purchaser:

         (a) the certificates representing the Shares duly endorsed for transfer by the Vendor, new share certificates issued in the name of the Purchaser in respect of the Shares and the Note endorsed to the Purchaser;

         (b) the minute book, corporate seal and all corporate records of the Corporation;

         (c) certificate of an officer or director of the Vendor in the form of Schedule B;

         (d) resignations of all directors and officers of the Corporation;

         (e) a letter from Howard Mackie confirming that the Purchaser can rely on the Title Opinion in connection with its purchase of the Shares and the Note pursuant hereto as if it was addressed to the Purchaser; and

         (f) written evidence establishing that the outstanding amount of the Bank Debt is nil.

7.3      Deliveries by the Purchaser at Closing

         At Closing,  the Purchaser shall:

         (a) pay the Purchase Price to the Vendor, subject to Section 4.2; and

         (b) deliver a certificate of an officer or director of the Purchaser in the form of Schedule B.


                                    ARTICLE 8
                             ENVIRONMENTAL INDEMNITY

8.1      Indemnity

         The Purchaser and Rio Alto shall and shall cause the Corporation to indemnify and save harmless the Vendor, Seagull Corporation and their directors, officers, employees, agents and Affiliates from and against all Environmental Liabilities and all Losses which they may suffer, sustain, pay or incur in respect thereof, whether arising or relating to events occurring prior to, on or after the Closing Date. The indemnifications contained in this Section 8.1 shall not limit, in any way, the rights and remedies of the Purchaser hereunder in respect of the representation and warranty contained in subsection 3.3(c);


                                    ARTICLE 9
                               GENERAL INDEMNITIES


9.1      Vendor's Indemnity

         Subject  to Section  9.3,  the Vendor  and  Seagull  Corporation  shall indemnify and save harmless the Purchaser and its directors, officers, employees, agents and Affiliates from and against all Losses which they may suffer, sustain, pay or incur as a consequence of a breach of a representation and warranty contained in Section 3.1, 3.2 or 3.3 or a breach by the Vendor or Seagull Corporation of any of the covenants made by them in this Agreement, provided that the Vendor and Seagull Corporation shall only be obligated to indemnify and save them harmless the Purchaser and its directors, officers, employees, agents and Affiliates in respect of Environmental and Reclamation Liabilities to the extent of Losses suffered, sustained, paid or incurred by them as a result of a breach of the representation and warranty contained in subsection 3.3(f).





9.2      Purchaser's Indemnity

         The Purchaser and Rio Alto shall indemnify and save harmless the Vendor and Seagull Corporation and their directors, officers, employees, agents and Affiliates from and against all Losses which they suffer, sustain, pay or incur as a consequence of:

         (a) a breach of a representation or warranty contained in Section 3.5 or a breach by the Purchaser of a covenant made by it in this Agreement; or

         (b) subject to the Vendor's and Seagull Corporation's obligations in respect of the indemnity contained in Section 9.1 and the Tax Indemnity, any matter or circumstance relating to the Corporation or to the Assets or the operation thereof which occurs before, on or after the Time of Closing.

9.3      Limitations on Vendor's Indemnity

         (a) No Claim against the Vendor or Seagull Corporation in respect of a breach of any representation, warranty or covenant made by the Vendor or Seagull Corporation in this Agreement, other than a Claim in respect of the Tax Indemnity, shall be made or be enforceable, whether by legal proceedings or otherwise, unless written notice of such Claim is given by the Purchaser to the Vendor or Seagull Corporation within twelve (12) months from the Closing Date.

         (b) Notwithstanding anything to the contrary contained herein, the Vendor and Seagull Corporation shall only be liable to compensate the Purchaser and its directors, officers, employees, agents and Affiliates on account of breaches by the Vendor and\or Seagull Corporation of the covenants, representations and warranties made by them in this Agreement (including the Tax Indemnity) to the extent that the aggregate Losses suffered by them in respect of all breaches by the Vendor and Seagull Corporation of such representations, warranties and covenants exceeds 1% of the Purchase Price, provided that, solely for purposes of this subsection, Sections 3.1, 3.2 and 3.3 shall be read and interpreted as if there were no references therein to "Material Adverse Effect".

         (c) The maximum cumulative liability of the Vendor and Seagull Corporation in respect of breaches of the representations, warranties and covenants made by the Vendor and Seagull Corporation in this Agreement (including the Tax Indemnity) shall not exceed 62.64% of the Purchase Price.

         (d) Notwithstanding any other provision of this Agreement, Purchaser's sole remedy for breach of Vendor's warranties or misrepresentation contained in subsection 3.2(m) is limited to the Tax Indemnity.

9.4      Limitations on Purchaser's Indemnity

         (a) No Claim against the Purchaser in respect of a breach of any representation or warranty made by the Purchaser in Section 3.5 shall be made or be enforceable whether by legal proceedings or otherwise, unless written notice of such Claim is given by the Vendor or Seagull Corporation to the Purchaser within twelve (12) months from the Closing Date.

         (b) Notwithstanding anything to the contrary contained herein, the Purchaser shall only be liable to compensate the Vendor and Seagull Corporation and their directors, officers, employees, agents and Affiliates on account of breaches of the representations, warranties and covenants made the Purchaser in this Agreement to the extent that the aggregate Losses suffered by by them in respect of all breaches of such representations, warranties and covenants exceeds 1% of the Purchase Price.

                                   ARTICLE 10
                                   EMPLOYEES

10.1     Offers of Employment

         The Purchaser confirms to the Vendor and Seagull Corporation that the Purchaser and CNQ will consider offering employment to all of the Employees other than the current president of the Corporation and anticipate offering employment to most of such Employees.

10.2     Severance Obligations

         (a) Except as otherwise provided in subsection 10.2(c) in respect of the current president of the Corporation, the Purchaser shall be responsible for all obligations arising in respect of the termination of the employment of any Employee following the Closing and will indemnify and save harmless the Vendor and Seagull Corporation from all Losses which they may suffer, sustain, pay or incur in respect of the termination of the employment of any Employee following the Closing

         (b)  Without  limiting  the  generality  of  subsection  10.2(a),   the
Purchaser agrees that if the Closing occurs, the Purchaser will cause the Corporation to honour the Employee Severance Agreements.

         (c) Notwithstanding subsection 10.2(a), the Vendor shall be responsible for all obligations arising in respect of the termination of the employment of the current president of the Corporation (determined on the basis of the current terms of his employment by the corporation) if his employment by the Corporation is terminated within 3 months of Closing and will indemnify and save harmless the Purchaser and the Corporation from all Losses which they may suffer, sustain, pay or incur in respect of such termination of employment. Without limiting the generality of the foregoing, the Vendor shall reimburse to the Corporation the amount of the Employee Severance Payment paid by the Corporation to its current President if his employment by the Corporation is terminated within three (3) months of the Closing Date within 30 days of receipt of a written request for such reimbursement containing reasonable particulars thereof.

10.3     Retention Bonuses

         The  Corporation  shall  pay  the  Employee  Retention  Bonuses  to the
Employees in accordance with the provisions of the Employee Retention Agreements. At Closing, the Vendor shall reimburse to the Corporation the amount of the Retention Bonuses paid to the Employees at or prior to Closing. After Closing, the Vendor will reimburse to the Corporation the amount of any Retention Bonus paid by the Corporation after Closing within 30 days of receipt of a written request for such reimbursement containing reasonable particulars thereof.

10.4     Recognition of Service

         The Purchaser covenants that the Purchaser and all Affiliates of the Purchaser will recognize the period of service which an Employee has had with the Corporation for all purposes of such Employee's employment with the Corporation, the Purchaser and such Affiliates following Closing.

                                   ARTICLE 11
                                   ARBITRATION

11.1     Arbitration

         (a) Unless otherwise specifically provided for herein any disagreement between the parties shall be submitted to arbitration in accordance with this Article.
         (b) Any controversy submitted to arbitration hereunder shall be subject to the following principles:

                         (i) Upon  written  demand of the  Vendor or  Purchaser,
                    representatives of the Purchaser and the Vendor shall meet and attempt to appoint a single arbitrator. If such representatives are unable to agree on a single arbitrator then upon written demand by the Vendor each shall, within ten (10) days of such demand, name an arbitrator and the two
                    (2) arbitrators so named shall promptly thereafter choose a third. If either the Vendor or the Purchaser shall fail to name an arbitrator within ten (10) days from such demand, then the arbitrator for that party shall be appointed by any Justice of the Court of Queen's Bench of Alberta. If the two
                    (2) arbitrators shall fail within ten (10) days from their appointment to agree upon and appoint the third arbitrator, then such third arbitrator shall be appointed by any Justice of the Court of Queen's Bench of Alberta.

                         (ii) The  arbitrator  or  arbitrators  selected  to act
                    hereunder shall be qualified by education, experience and training to pass upon the particular question in dispute.

                         (iii) The arbitrator or arbitrators chosen as aforesaid
                    shall proceed immediately to hear and determine the question or questions in dispute. The decision of the single arbitrator shall be made within forty-five (45) days after his or her appointment, subject to any reasonable delay due to unforeseen circumstances. Where there are three (3) arbitrators, the decision of the arbitrators, or a majority of them, shall be made within forty-five (45) days after the appointment of the third arbitrator, subject to any reasonable delay due to unforeseen circumstances. If the single arbitrator or the arbitrators, or a majority of them, fail to make a decision within the period herein prescribed, then either party may elect to have a new single arbitrator or arbitrators chosen in the manner herein prescribed, as if none had previously been selected.

                         (iv) The decision of the single arbitrator or the decision of the arbitrators, or a majority of them, shall be drawn up in writing and signed by the single arbitrator or by the arbitrators, or a majority of them, and shall be final and binding upon the parties hereto.

                         (v) The  liability  between the parties  hereto for the
                    payment of the compensation and expenses of the single arbitrator or the arbitrators shall be determined by the arbitrator or arbitrators, as the case may be.

                         (vi) Arbitration pursuant hereto shall be governed in all respects not addressed herein by the provisions of the Arbitration Act (Alberta) and regulations thereunder.
                    ARTICLE 12 GUARANTEES


12.1     Seagull Corporation Guarantee

         Seagull Corporation hereby unconditionally guarantees the due, complete and punctual performance of all the Vendor's obligations and liabilities under this Agreement.

12.2     Rio Alto Guarantee

         Rio Alto hereby unconditionally guarantees the due, complete and punctual performance of all the Purchaser's obligations and liabilities under this Agreement.


                                   ARTICLE 13
                                    SURVIVAL

13.1     Survival

         Subject to the limitations and provisions set forth in this Agreement, notwithstanding the occurrence of Closing and the items delivered at Closing pursuant hereto, the representations, warranties, covenants and indemnities contained in this Agreement shall survive the Closing and the delivery of the items delivered at Closing pursuant hereto for the benefit of the Parties in accordance with terms hereof. If any document executed at or after Closing, pursuant hereto is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail unless the Parties expressly and explicitly agree to the contrary.

                                   ARTICLE 14
                                     GENERAL

14.1     Further Assurances

         Each of the Vendor and the Purchaser shall from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

14.2     Time of the Essence

         Time shall be of the essence of this Agreement.

14.3     Corporation

         The Vendor shall cause the Corporation to do all of the things which it is stated in this Agreement that the Corporation shall do at or prior to Closing. The Purchaser shall cause the Corporation to do all things which it is stated in this Agreement that the Corporation shall do following Closing.

14.4     Expenses

         Each of the Vendor and Purchaser shall pay their respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

14.5     Public Announcements

         No public announcement or press release concerning the sale and purchase of the Shares shall be made by the Vendor or the Purchaser without the prior written consent and joint approval of the Vendor and the Purchaser; provided that nothing contained herein shall prevent either party at any time furnishing any information to any governmental agency or regulatory authority or to the public if required by applicable law. 14.6 Benefit of the Agreement

14.6      Benefit of Agreement

         This Agreement shall enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the parties hereto. No Person other than the Parties and their successors and permitted assigns shall be entitled to any rights or benefits hereunder.

14.7     Entire Agreement

         This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements (other than the Confidentiality Agreement) between the parties hereto with respect thereto, including without limitation, any letter agreements between the Purchaser, the Vendor and/or the Corporation. Following Closing, the Purchaser shall be released from all obligations under the Confidentiality Agreement, other than obligations in respect of acts or omissions by the Purchaser and/or its representatives prior to Closing.

14.8     Amendments and Waiver

         No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto and no waiver of any breach of any term or provisions of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

14.9     Assignment

         This Agreement may not be assigned by the Vendor or the Purchaser without the written consent of the other party.


14.10    Notices

         Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery, by registered mail or by facsimile addressed to the recipient as follows:


         To the Vendor or Seagull Corporation:

         Seagull Energy Corporation
         1001 Fannin Street, Suite 1700
         Houston, Texas 77002

         Attention:        Chief Counsel
         Fax:              (713) 210-2194
         To the Purchaser or Rio Alto:

         Rio Alto Exploration Ltd.
         2500, 205-5th Avenue S.W.
         Calgary, Alberta T2P 2V7

         Attention:        President
         Fax:               (403) 261-7628

         or to such other address, individual or facsimile number as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the day of actual receipt thereof and, if given by facsimile, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such demand, notice or other communication shall not be mailed but shall be given by personal delivery or by facsimile. Notwithstanding the foregoing, any notice delivered pursuant to subsection 5.4(b), subsection 6.1(c) or (d) or subsection 6.2(b) will be delivered by delivery or by facsimile during normal business hours.

14.11    Change of Corporation's Name

         Within three (3) months following Closing, the Purchaser shall change the name of the Corporation to eliminate the word "Seagull" therefrom. Promptly following such name change but in any case not later than six (6) months following Closing, the Purchaser shall change all signs on the Corporation's property to remove the word "Seagull" therefrom. Except for the matters referred to in the preceding provisions of this Section, following the Closing, neither the Corporation nor the Purchaser shall use or have right to use the word "Seagull".


14.12    Governing Law

         This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

14.13    No Duplication of Adjustments

         The parties agree that the liability and adjustment provisions herein shall be interpreted such that there shall be no duplication of payment made by a party in respect of any adjustment or liability. 14.14 Attornment

         For the purpose of all legal proceedings this Agreement shall be deemed to have been performed in the Province of Alberta and the courts of the Province of Alberta shall have jurisdiction to entertain any action arising under this Agreement. The Vendor and the Purchaser each hereby attorn to the jurisdiction of the courts of the Province of Alberta.

14.15    Counterpart Execution

         This Agreement may be executed in as many counterparts as are necessary and all executed counterparts together shall constitute one agreement.

         IN WITNESS WHEREOF the parties have executed this Agreement.


SEAGULL ENERGY CORPORATION                        745910 ALBERTA LTD.

Per: _________________________                    Per: ________________________


Per: _________________________                    Per: ________________________


SEAGULL ENERGY CANADA
HOLDING COMPANY

Per: _________________________

Per: _________________________


RIO ALTO EXPLORATION LTD.

Per: _________________________

Per: _________________________